Exhibit 99.1

NEWS RELEASE

Midcoast Energy Partners announces retirement of Terrance L. McGill

Houston, Texas (Dec. 1, 2014) – Midcoast Energy Partners, L.P. (NYSE:MEP) today announced the retirement of Terrance L. McGill, effective Dec. 31, 2014. C. Gregory Harper has been elected president, Midcoast Holdings, L.L.C. effective Dec. 31, 2014.

“Enbridge is deeply grateful for Terry’s contributions over the last 12 years. During his tenure, he was instrumental in growing the business into a leading energy transportation company and in guiding the creation of MEP through an initial public offering in late 2013,” said C. Gregory Harper, president, Gas Pipelines & Processing, Enbridge Inc. and principal executive officer of MEP’s general partner, Midcoast Holdings, L.L.C. “Over the course of his successful 38-year career in the energy industry, Terry has been and continues to be a tremendous role model. Although Terry is retiring, I am pleased that he has agreed to continue to provide valuable input as a consultant through 2015.”

In his most recent role as president and chief commercial officer for Midcoast Energy Partners’ general partner, Mr. McGill has been responsible for the overall commercial leadership of the partnership, including logistics and marketing and commercial activities for the company’s natural gas gathering and processing assets.

“I am tremendously proud of this company and what we have achieved,” said Mr. McGill. “With future growth opportunities at Enbridge and MEP, this is an appropriate time to transition and it’s the right time for me personally to seek new roles in retirement. It has been a privilege and an honor leading this company, complemented by an incredibly capable management team and supported by employees who are truly the best in the business.”

Mr. McGill joined Enbridge in 2002 as vice president, commercial activity in the Houston office before moving into increasingly senior roles, including president of the general partner of Enbridge Energy Partners, L.P., (NYSE:EEP), senior vice president, Natural Gas Engineering and Operations, Enbridge Inc., before becoming president of MEP’s general partner in 2013. He formerly served on the Boards of Directors of Enbridge Energy Company, Inc., Enbridge Energy Management (NYSE:EEQ), and the Interstate Natural Gas Association of America (INGAA). He will continue to serve on the Board of Directors of Midcoast Holdings, L.L.C. until his retirement. He continues to serve on the Boards of the Texas Pipeline Association, Gas Processor’s Association and the Greater Houston Chapter of the American Red Cross.

About Midcoast Energy Partners, L.P.

Midcoast Energy Partners, L.P. (NYSE: MEP), is a limited partnership formed by Enbridge Energy Partners, L.P (“Enbridge Partners”) to serve as Enbridge Partners’ primary vehicle for owning and growing its natural gas and natural gas liquids (NGLs) midstream business in the United States. Our assets consist of a 51.6 percent controlling interest in Midcoast Operating, L.P., a Texas limited partnership that owns a network of natural gas and NGL gathering and transportation systems, natural gas processing and treating facilities and NGL fractionation facilities primarily located in Texas and Oklahoma. Midcoast Operating also owns and operates natural gas, condensate and NGL logistics and marketing assets that primarily support its gathering, processing and transportation business. Through our ownership of Midcoast Operating’s general partner, we control, manage and operate these systems.

Enbridge Energy Partners, L.P. (NYSE: EEP), owns 100 percent of Midcoast Holdings, LLC, the general partner of Midcoast Partners and holds an approximate 54 percent interest in Midcoast Partners. Enbridge Partners owns and operates a diversified portfolio of crude oil and, through Midcoast Partners, natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

Forward looking statements

This news release includes forward-looking statements, which are statements that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words. Although we believe that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the ability of Midcoast Energy Partners, L.P. (“MEP”) to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) risk related to the securities markets generally; (2) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and natural gas liquids, including the rate of development of the Alberta Oil Sands; (3) MEP’s ability to successfully complete and finance expansion projects; (4) the effects of competition, in particular, by other pipeline and gathering systems, as well as other processing and treating plants; (5) shut-downs or cutbacks at MEP’s facilities or refineries, petrochemical plants, utilities or other businesses for which MEP transports products or to whom MEP sells products; (6) hazards and operating risks that may not be covered fully by insurance; (7) changes in or challenges to MEP’s rates; and (8) changes in laws or regulations to which MEP is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

In addition to the risks listed above, other risks include those detailed from time to time in Midcoast Partners’ Securities and Exchange Commission, or SEC, reports, including, without limitation, in Midcoast Partners’ Annual Report on Form 10-K for the year ended December 31, 2013, and subsequently filed, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which filings are available to the public at the SEC’s website (www.sec.gov).

FOR FURTHER INFORMATION PLEASE CONTACT:

Terri Larson, APR	Sanjay Lad, CFA
Media	Investment Community
(877) 496-8142	(866) EEP INFO or (866) 337-4636
E-mail: usmedia@enbridge.com	E-mail: eep@enbridge.com